POULTON & YORDAN
                              ATTORNEYS AT LAW

136 EAST SOUTH TEMPLE, SUITE 1700-A
SALT LAKE CITY, UTAH 84111

Richard T. Ludlow                                 Telephone: (801) 355-1341
                                                        Fax: (801) 355-2990

                              October 29, 2003


Board of Directors
Rescon Technology Corporation
1500 Market Street, 12th Floor, East Tower
Philadelphia, Pennsylvania 19120

     Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-8 for Rescon Technology Corporation.

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and distribution of certain securities of the Company pursuant to the filing of a registration statement on Form S-8 with the Securities and Exchange Commission.

     The proposed offering relates to up to 1,750,000 shares of common stock, $.0001 par value (the "Common Stock"), to be offered to consultants as outlined in the Consulting Agreements between Rescon Technology Corporation and Tristan V. Stonger, Ph.D., Capital Resource Alliance, LLC, Neil Moskowits, M.D., David Buttigieg, R.M. Soullier, R.H. Wolter and Mark Solomon. It is our opinion that the shares of common stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legality opinion as an exhibit to the registration statement.


                                   Very truly yours,

                                   POULTON & YORDAN



                                   Richard T. Ludlow
                                   Attorney at Law